EXHIBIT 10.2

FIRST AMENDMENT TO THE AMENDED AND
RESTATED NON-COMPETITION AND SEVERANCE AGREEMENT

This First Amendment to the Amended and Restated Non-Competition and Severance Agreement (this "First Amendment"), is dated to be effective November 10, 2017 (the "Effective Date"), and is by and between Crysteel Manufacturing, Inc. ("Crysteel") and Robert Fines ("Executive"), together the "Parties" to this First Amendment.

WHEREAS, the Parties entered into that certain Amended and Restated Non- Competition and Severance Agreement, dated September 30, 2015 (the "Agreement");

WHEREAS, the terms of this Amendment were agreed to contingent upon the closing of the transaction contemplated in the Stock Purchase Agreement between Federal Signal Corporation and GenNx/TBEI Holdings, LLC, pursuant to which Federal Signal Corporation agreed to acquire all the outstanding shares of capital stock of GenNx/TBEI Intermediate Co., a Delaware corporation and the parent company of Crysteel (the "Transaction");

WHEREAS, the Transaction closed on June 2, 2017, Federal Signal is now the parent company of Crysteel, and Executive is employed pursuant to an offer letter between Federal Signal and Executive dated May 4, 2017; and

WHEREAS, this First Amendment is made by and between the Parties, as contemplated in paragraph 10 of the offer letter between Federal Signal and Executive dated May 4, 2017 and pursuant to Section 9 of the Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Parties, the Parties hereby agree as follows:

1. All the terms of the Agreement shall remain in full force and effect except as expressly amended by this First Amendment.

2. Paragraph 2 of the Agreement entitled "Post-Employment Payments" is hereby modified to add new paragraphs 2( d), ( e), and (f) as follows:

"2(d) For the avoidance of any doubt, during the Entitlement Period, Executive shall not be a participant in either the Federal Signal Corporation Executive General Severance Plan or the Federal Signal Corporation General Severance Pay Plan and Executive is not entitled to any post-employment or severance payments other than as expressly set forth in this Agreement."

"2(e) The severance benefits provided for in paragraph 2(b) of this Agreement shall be paid as a continuation of pay, less taxes and withholdings. Such benefits shall commence on the first regular payroll date on or after the sixtieth (60th) day after Executive's separation from service, as defined in Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), provided Executive has signed the release required by paragraph 2(c) of this Agreement without revocation, and be paid in equal installments in accordance with the regular payroll practices of the Company. Notwithstanding the foregoing, the first installment payment shall include all amounts of base salary that would otherwise have been paid to Executive during the sixty-day delay."

"2(f) This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption and the Parties agree to revise this Agreement as necessary to comply with Section 409A or an exemption therefrom to fulfill the purpose of the voided provision. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. To the extent that payments provided under this Agreement are not exempt from Section 409A, and to the extent that Executive is a "specified employee," payments due Executive shall begin no sooner than six (6) months after Executive's separation from service (other than for death); provided, however, that any payments not made due to the 6-months delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six (6) month period, with interest thereon, and the balance of all other payments required under this Agreement shall be made as otherwise scheduled under this Agreement. For purposes of this Agreement, the term "Specified employee" shall have the meaning set forth in Treasury Regulation Section l.409A-l(i). The determination of whether Executive is a "specified employee" shall be made by the Company in good faith applying the applicable Treasury regulations. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A."

3. Paragraph 4(d) of the Agreement is stricken in its entirety and replaced with the following paragraph 4(d):

"4(d) "Entitlement Period" means the period commencing on June 2, 2017 and ending on June 2, 2020, or as earlier terminated in accordance with the terms of this Agreement or otherwise by the Parties."

4. Paragraph 11 of the Agreement is stricken in its entirety and replaced with the following paragraph 11:

"11. Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service, or (d) five (5)

business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number below:
If to the Executive: Robert Fines
2305 English Village Lane
Mountain Brook, AL 35223
bfines@tbei.com

If to the Company:

Crysteel Manufacturing Company
52182 Ember Road
Lake Crystal, MN 56055
Attn: H.R. Director

with a copy to:

Federal Signal Corporation
1415 W. 22nd Street
Oak Brook, IL 60523
Attention: President/CEO

Any party may change its address for the purposes of this paragraph 11 by giving notice as provided in this Agreement."

5. Paragraph 16 of the Agreement is stricken in its entirety and replaced with the following paragraph 16:

"16. Integration. Together with the First Amendment, this Agreement represents the complete agreement and understanding between the Parties with respect to the subject matters addressed herein and effective as of its dates supersedes and preempts any and all prior negotiations, agreements, representations, and communications by or between the Parties, written or oral, including, but not limited to, the offer of employment letter dated December 19, 2014, between TBEI and Executive and the offer of employment letter dated May 4, 2017, between Federal Signal Corporation and Executive. Notwithstanding the foregoing and for the avoidance of any doubt, nothing in this paragraph or this Agreement supersedes or preempts any written agreements between Federal Signal Corporation and Executive."

*** SIGNATURE PAGE FOLLOWS***

IN WITNESS WHEREOF, the Parties have duly executed this First Amendment to the Amended and Restated Non-Competition and Severance Agreement as of the day and year first above written.

ROBERT FINES	CRYSTEEL MANUFACTURING, INC.

/s/ Robert Fines	/s/ Daniel A. DuPre'
Robert Fines	By: Daniel A. DuPre'
Vice President & Secretary

4/20/2018	4/20/2018
Date	Date